Exhibit 99.2
Article in the Steubenville Herald Star dated August 29, 2006
Official: CSN not investors
By PAUL GIANNAMORE, Business editor
Paul Giannamore
MAKING A POINT – Marco Lutz, executive vice president of the Brazilian steelmaker CSN, describes major points in a proposed strategic alliance with Wheeling-Pittsburgh Steel Corp. during a meeting with reporters in Wheeling Monday night. Lutz and United Steelworkers of America officials met earlier in the day to begin talking about the proposed steel alliance.
WHEELING — Declaring that CSN is “not investors, CSN is a steel company,” Marco Lutz, executive vice president of the Brazilian steelmaker offered his views to reporters about a proposed alliance with Wheeling-Pittsburgh Steel Corp.
Lutz met with representatives of the United Steelworkers of America, led by District 1 Director David McCall and local presidents Monday afternoon at Wheeling-Pitt headquarters.
After the meeting, McCall said he couldn’t comment about specifics about the talks with CSN because the Steelworkers had to sign a confidentiality agreement for the talks to take place.
Asked if there would be future meetings, McCall said local presidents and other Steelworkers officials would make the decision in a conference call later this week.
“As I’ve said before, we’re open to talk to anybody,” he said.
Lutz said the discussions that finally led to the strategic alliance took place about 60 days ago. He said CSN had been looking at Wheeling-Pitt before that, and at one point, Wheeling-Pitt had even considered making an offer on the Heartland plant in Terre Haute that is one of the key points in the steelmakers’ alliance. Heartland would gain an additional galvanizing line to coat coils made at Mingo Junction’s hot strip mill under the alliance.

As Lutz sees it, there are advantages in steelmaking for both companies, with Wheeling-Pittsburgh obtainng a stable slab supply to make up for a gap between coil capacity in the hot strip mill and slabmaking in the Mingo Junction continuous caster.
The Steelworkers have filed a grievance claiming Wheeling-Pitt owes the union the same amount of time granted to CSN to allow development of a counterproposal. The Steelworkers contend they should have until February to mount a counterproposal.
Lutz termed the talk with the Steelworkers Monday as “constructive. We are building a relationship, getting to know each other.”
Lutz said the United States is one of the best opportunities worldwide for CSN, which has chosen the United States and Europe as targets for expansion. CSN has a plant in Portugal, he said.
CSN, he said, has pretty much grown as much as it can in Brazil, and in order to continue to grow, it must expand beyond its borders “or just pay dividends.”
“When we compare Wheeling with other companies, I think there is more to be done in Wheeling and we can reach further with Wheeling than with most of the other companies,” Lutz said.
“The potential is larger, and what has been done is smaller,” Lutz said.
The proposed alliance between the steelmakers would see investments at the 80-inch hot strip mill at Mingo Junction expanded to handle 4 million tons of slabs per year for conversion into coils. The Mingo Junction plant’s slab production is at about 2.8 million tons a year with the hot strip mill able to convert about 3.4 million tons as of now. The slab agreement will allow the gap between local slab capacity and local rolling capabilities to be closed, without interruption in supply. He said the slab production at Mingo Junction is limited at 2.8 million tons, given the environmental requirements at the plant. Further, he said, the blast furnace has a limited life and might not be replaced when it needs another major round of maintenance, perhaps as soon as five years from now.
CSN is building its slab capacity in Brazil and is one of the lowest cost producers in the world, Lutz said. As part of the alliance, the companies would have a slab supply guaranteed for 10 years to Mingo Junction.
“This will give them enough support and assurance to start expanding, not only the hot strip mill, but all other lines,” he said. He said any investment and expansion of Wheeling-Pitt will be based on its ability to obtain slabs.
He said importing slabs is not unknown among American steelmakers, with Algoma, AK Steel and California Steel being among the slab purchasers. He said the U.S. government can’t limit slab imports without creating problems for the domestic steel industry.
He said what CSN offers is a company able to produce the necessary slabs in a reliable way, that owns its own iron ore mine, its own railway in Brazil, and its own port, which never freezes in winter.

“We will be able to send the slabs. We are one of the most reliable sources of slabs worldwide. Second, we have the financial resources to support all the expansion plans,” he said. “With the expansion of the hot strip mill, you won’t have the market for all those additional coils, but we have the Indiana facility that will be the market. We have already developed the market downstream.”
He said the Terre Haute galvanizing line already is importing coils from around the world, including from Iran, Egypt and U.S. plants including Wheeling-Pitt and AK Steel.
“We are shifting all of that and exclusively buying from Mingo Junction a million tons, so we solve that problem as well,” he said. “We solve the market, we solve the upstream and we solve the cash needs. What else? The plan is done.”
Lutz described other advantages.
“You will have one or two ocean vessels every single month coming in (with slabs). You can build up a relationship with the port. You can buy rail cars or lease them and have the best rate with the freight railways. You can have the same relationship with barges,” Lutz said. “So you have a stable flow.”
Wheeling-Pitt spokesman Jim Kosowski said the equity interest in the company that CSN would have will guarantee the slab supply.
Under the proposed alliance, CSN would obtain 49.5 percent control of Wheeling-Pitt, with the ability to convert 11.8 million shares into equity within three years.
Lutz said on the open market, slab agreements are tricky, especially among competitors.
He said even with contracted slab suppliers, the flow can be spotty.
“You can have three months with three ships coming in and then the guy will say ‘We are revamping our caster there, so for three months we are not shipping anything, we’re sorry.’ Or at some point, you are competing with them for some bid downstream and you win the bid and they say, ‘OK, my friend, we have to delay your (slab) order for three months.’ You cannot build a company based on that. You are in trouble.”
Lutz said CSN has a challenge.
“We are here for business, not for leisure. We have a very strong market share in Brazil. We have a 99 percent market share in the tin business. We have a 40 percent share of the coated products. We have fairly strong market share in hot coils. We are very efficient. We generate a lot of cash. We have to grow,” he said.
“We cannot grow in Brazil anymore. We have to grow abroad,” he said.
Lutz said Wheeling-Pitt is its focal point for its U.S. growth.
“We have to grow, or we start to give dividends to shareholders only or we find a path to start growing. Our path is Wheeling,” Lutz said.
“All the things we’ve done in Brazil to develop the market, we can do that here,” he said.

“CSN is not investors. CSN is a steelmaker. We never sold anything. If you see our track record, we’ve been through many deals, even with Indiana. We have had trouble there. We developed that market. I’m in the same problem described with your slabs in Indiana because basically I’ve bought hot coils from my competitors,” he said.
CSN kept the Terre Haute mill, even though it lost money there at times.
“We are not investors. We want to have our footprint in the United States through this company here,” he said.
Asked if CSN can turn around its relationship with the USW on the Wheeling-Pitt alliance, Lutz said, “They like what is good for the company, good for employment and good for the valley. We are good for all three.”
He said he doesn’t think the fact that Heartland is not a union mill is a main problem with the Steelworkers.
“It is a choice for the employees. It’s brand new. It was commissioned five years ago. And we’re unionized in Brazil. I am, myself, unionized,” Lutz said.